Exhibit 8.1

List of Principal Subsidiaries and Consolidated Variable Interest Entities

Subsidiaries:	Place of incorporation
Nio Nextev Limited	Hong Kong
XPT Limited	Hong Kong
NEU Battery Asset (Hong Kong) Co., Limited	Hong Kong
NIO Power Express Limited	Hong Kong
NIO User Enterprise Limited	Hong Kong
NIO AI Technology Limited	Hong Kong
NIO USA, Inc.	California, United States
NIO Battery Assets Europe B.V.	Netherlands
New Horizon B.V.	Netherlands
NIO Nextev Europe Holding B.V.	Netherlands
NEU Battery Asset Co., Ltd.	Cayman Islands
NIO AI Technology Limited	Cayman Islands
NIO GmbH	Germany
NIO Holding Co., Ltd.	PRC
NIO Co., Ltd.	PRC
NIO (Anhui) Co., Ltd.	PRC
NIO Technology (Anhui) Co., Ltd.	PRC
NIO Financial Leasing Co., Ltd.	PRC
XPT (Jiangsu) Investment Co., Ltd.	PRC
Shanghai XPT Technology Limited	PRC
XPT (Nanjing) E-Powertrain Technology Co., Ltd.	PRC
XPT (Nanjing) Energy Storage System Co., Ltd.	PRC
NIO Sales and Services Co., Ltd.	PRC
NIO Energy Investment (Hubei) Co., Ltd.	PRC
Wuhan NIO Energy Co., Ltd.	PRC
XPT (Jiangsu) Automotive Technology Co., Ltd.	PRC
Anhui NIO Autonomous Driving Technology Co., Ltd.	PRC

Consolidated variable interest entities and their subsidiary:	Place of incorporation
Beijing NIO Network Technology Co., Ltd.	PRC
Anhui NIO AI Technology Co., Ltd.	PRC
Anhui NIO Data Technology Co., Ltd.	PRC
NIO Insurance Broker Co., Ltd.	PRC